NOTICE OF FULFILLMENT OF CONDITION
UNDER SECTION 630(4)

TO:      WMC Resources Ltd (“WMC”)
       (ABN 76 004 184 598)

In relation to the bidder’s statement dated 16 December 2004 (“Bidder’s Statement”) by Xstrata Capital Holdings Pty Limited (a subsidiary of Xstrata plc) (“Xstrata Capital”), Xstrata Capital gives notice that the condition set out in subparagraph (d) of Appendix 2 of the Bidder’s Statement dated 16 December 2004 (relating to the decision by the European Commission to grant clearance under the EU Merger Regulation to Xstrata Capital's proposed acquisition of WMC Resources Ltd) has been fulfilled and, accordingly, the offer made by Xstrata Capital under the Bidder's Statement and any takeover contract arising from acceptance of the offer are now free of that condition.

Dated:      27 January 2005

/s/ Tim Bednall
Tim Bednall Attorney for Benny Levene Director Xstrata Capital Holdings Pty Limited